Filed pursuant to Rule 424(b)(3)

Registration No. 333-275822

PROSPECTUS SUPPLEMENT

To Prospectus Supplement dated November 14, 2024,

as amended by Amendment No. 1 thereto dated November 26, 2024

(To Prospectus dated December 8, 2023)

TMC THE METALS COMPANY INC.

Up to 19,900,000 Common Shares

Class B Warrants to Purchase up to 9,950,000 Common Shares

This prospectus supplement supplements the prospectus supplement dated November 14, 2024, as amended by amendment no. 1 thereto dated November 26, 2024 (collectively, the “original prospectus supplement”), related to our offering of 19,900,000 of our common shares and accompanying Class B warrants to purchase 9,950,000 of our common shares at an exercise price of $2.00 per share (and the common shares issuable from time to time upon exercise of these Class B warrants).

This prospectus supplement is being filed to reflect our waiver of the limitation set forth in the Class B warrants with respect to the cashless exercise thereof so that the holder may exercise a Class B warrant through a cashless exercise, at any time after the date of this prospectus supplememnt, whether or not a registration statement registering the issuance of the common shares underlying the Class B warrants under the Securities Act of 1933, as amended, is then effective or available. As a result of the waiver, each Class B warrant may now be immediately exercised by way of a cashless exercise, meaning that the holder may elect to not pay a cash purchase price upon exercise and instead receive upon such exercise the net number of common shares determined according to the formula set forth in the Class B warrant, subject to the other terms and conditions of the Class B warrants. Accordingly, we will only receive additional proceeds from the exercise of the Class B warrants if the Class B warrants are not cashless exercised and the holders of the Class B warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Class B warrants. As of the date of this prospectus supplement, Class B warrants to purchase an aggregate of 8,650,000 common shares remain outstanding and not exercised.

You should read this prospectus supplement in conjunction with the original prospectus supplement and the accompanying prospectus. This prospectus supplement is qualified by reference to the original prospectus supplement and the accompanying prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the original prospectus supplement. This prosectus supplement is not complete without, and may not be delivered or utilized except in connection with, the original prospectus supplement and the accompanying prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-9 of the original prospectus supplement, as supplemented by the information above, and under similar headings in the documents incorporated by reference into the original prospectus supplement and the accompanying prospectus for a discussion of certain risks you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the original prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement and the original prospectus supplement have not been qualified for distribution in Canada and may not be offered or sold in Canada.

The date of this prospectus supplement is June 17, 2025.